Exhibit 10.48
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 25th day of July, 2008 (the “Effective Date”), by and between CapitalSource Bank (the “Employer”) and Douglas Hayes Lowrey (the “Executive”).
     WHEREAS, the Employer desires to employ Executive as Chief Executive Officer for the Employer; and
     WHEREAS, on or prior to the Effective Date, CapitalSource TRS Inc. purchased certain bank assets and deposit liabilities from Fremont Investment and Loan to be used in the operation of the Employer as an industrial bank in California;
     WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer. Terms used herein with initial capitalization not otherwise defined are defined in Section 23.
     2. Term. The term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the third anniversary of the Effective Date and each subsequent anniversary of the Effective Date unless and until the Employer or the Executive provides written notice to the other party not less than sixty (60) days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”). Notwithstanding anything to the contrary in this Section 2, either the Employer or the Executive may terminate the Executive’s employment at any time in accordance with Section 9. The period of such Initial Term and any Extended Terms through the Date of Termination is referred to as the “Employment Period.”
     3. Position and Responsibilities.
          (a) Position. The Executive shall serve as Chief Executive Officer, reporting to the Employer’s Board of Directors. The Executive’s responsibilities shall include those set forth below and may include such other duties as designated by the Employer. Employee’s principal responsibilities and duties as CEO shall include the following:
               (i) Pursuing superior financial performance of the Employer;

               (ii) Establishing a strong culture for ethical business practice and compliance with appropriate laws and regulations;
               (iii) Developing and directing strategies, goals and objectives consistent with meeting the needs of customers, shareholders, communities, regulators and employees;
               (iv) Directing the development and operation of the Employer to ensure sound future growth, and communicating the Employer’s strategic goals to key constituencies, including the Board of Directors, shareholders, employees and regulators;
               (v) Overseeing the development and implementation of the Employer’s strategic and business plans;
               (vi) Advising and reporting to the Board of Directors on the Employer’s progress against strategic and business goals;
               (vii) Ensuring that the Employer has an appropriate body of policies and standards;
               (viii) Reviewing and approving key credit exceptions consistent with the Employer’s credit policy;
               (ix) Selecting senior executives for the Employer and establishing an organizational structure and management processes capable of meeting the Employer’s objectives;
               (x) Setting goals and objectives and evaluating performance of senior executives; and
               (xi) Fostering and maintaining effective regulatory relationships.
          (b) Best Efforts. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer and the Company Affiliates; provided that the Executive shall be entitled to serve as a member of the board of directors (or board of managers or trustee, as appropriate) of (i) a reasonable number of civic, charitable, educational, religious, public interest or public service non-profit boards, (ii) the Federal Home Loan Bank of San Francisco, the University of LaVerne, Three Sixty Advisory Group, LLC, and Pasadena Playhouse State Theatre of California, and (iii) such other for-profit boards for which Executive obtains consent from the Chairman of the Board of Directors of Employer, in each case to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

     4. Place of Performance. During the Employment Period, the Executive shall be based primarily at an office of the Employer designated by the Employer (currently Brea, California but expected to move to another location in the downtown Los Angeles region), except for reasonable travel on the Employer’s business consistent with the Executive’s position.
     5. Compliance with Employer’s Policies. The Executive agrees to enter into or acknowledge the Employer’s handbook and standard agreements on confidentiality, insider trading, corporate governance and other similar agreements of the Employer within ten (10) days of the Effective Date, and to observe and comply with all policies and rules of the Employer unless such compliance is inconsistent with the terms of this Agreement.
     6. Compensation; Benefits; Restricted Stock Grant.
          (a) Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”), and the annualized rate shall be at least $450,000. The Base Salary shall be reviewed by the Employer no less frequently than annually and shall be increased in the discretion of the Employer, and any such increased Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.
          (b) Annual Bonus. For each calendar year that ends during the Employment Period (including calendar year 2008), the Executive shall be eligible for an annual cash bonus in an amount determined by and in the sole discretion of the Employer based upon such factors as the Employer’s overall performance and the performance of the Executive. The target bonus amount shall be 100% of the Executive’s Base Salary each year. The Executive must be employed by the Employer on December 31 of the calendar year to be eligible for an annual bonus for that particular calendar year. The annual bonus, if any, shall be paid no later than March 15 in the calendar year following the calendar year in which the annual bonus is earned.
          (c) Benefits. During the Employment Period, the Executive shall be eligible for perquisites on the terms as such perquisites are made available to the Employer’s executives. In addition, during the Employment Period and subject to the terms and conditions of such plans, the Executive shall be eligible to participate in the medical insurance and other welfare benefits plans that the Employer, in its sole discretion, may make available to its executives. Nothing in this Agreement shall affect the Employer’s right to change insurance carriers and to adopt, amend, terminate or modify such plans and arrangements at any time. Executive agrees that any paid time off taken during his employment shall be subject to and take into account applicable banking laws and regulations, with no more than two (2) weeks scheduled consecutively.
          (d) Restricted Stock Grant. In consideration for entering into this Agreement. and granted in accordance with the corporate approvals obtained from the Compensation Committee of CapitalSource Inc., the Executive shall be granted 65,000 shares of CapitalSource Inc.’s common stock, par value $0.01 (“Stock”), 20% of which shall vest and become freely transferable on the first anniversary of the Effective Date and on each of the second, third, fourth, and fifth anniversaries of the Effective Date. Unvested shares of Stock granted under this Section 6(d) or otherwise granted to the Executive shall be forfeited by the Executive if the

Executive’s employment with the Employer is terminated by the Executive without Good Reason or is terminated by the Employer for Cause, in each case, before the date on which such shares of Stock would otherwise vest hereunder. Upon (i) the termination of Executive’s employment with the Employer for any other reason (including death or Disability), or (ii) the Change in Control of the Employer, any unvested shares of Stock granted under Section 6(d) or otherwise granted to the Executive shall immediately vest. Except as expressly set forth in this Agreement, including, without limitation, provisions of Section 9(b), the grant of Stock contemplated by this Section 6(d) shall be governed by and be subject to the terms and conditions set forth in the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”), and shall be documented and evidenced by an award agreement under the Plan to be executed by CapitalSource Inc. and the Executive.
          (e) Withholding: Employer Compensation Plans. All compensation provided to the Executive pursuant to Section 6 shall be (1) in accordance with the Employer’s compensation plans and policies, and (2) less applicable deductions and withholding as determined by the Employer.
     7. Expenses. The Executive is authorized to incur reasonable and necessary expenses in the performance of the Executive’s duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
     8. Confidentiality, Non-Disclosure and Non-Solicitation Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive has had access to, will have access to, and may assist in developing Company Confidential Information. The Employer and the Executive further acknowledge and agree that the Executive will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:
          (a) Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not disclose or transfer to any person or entity or use for the Executive’s or any other person’s or entity’s benefit any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (1) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; or (2) when disclosure is necessary to enforce this Agreement. In the event the Executive is required or compelled by legal process to disclose any Company Confidential Information, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen

(15) days written notice, as much written notice as is possible under the circumstances) to the Employer so that the Employer may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.
          (b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business. The Employer acknowledges that the Executive, in the ordinary course of the Executive’s duties, may use and store Company Confidential Information at home and other locations. The Executive will return to the Employer or destroy (at Employer’s election) all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event immediately upon termination of the Executive’s employment for any reason. Anything to the contrary notwithstanding, nothing in Section 8(b) shall prevent the Executive from retaining papers and other materials of a personal nature, including information relating to compensation or reimbursement of expenses, information that is necessary for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.
          (c) No Solicitation of Employees. During the Non-Solicit Period, the Executive shall not anywhere, directly or indirectly, other than as an employee of and for the benefit of the Employer, solicit, entice, persuade or induce any individual who is employed by the Employer or a Company Affiliate (or who was so employed within six (6) months prior to the Executive’s action) (collectively, “Company’s Employees”) to: (1) terminate or refrain from continuing such employment, or (2) become employed by or enter into contractual relations with any individual or entity other than the Employer or a Company Affiliate.
          (d) Non-Solicitation. During the Non-Solicit Period, the Executive shall not anywhere in the United States, directly or indirectly, other than as an employee of and for the benefit of the Employer:
               (i) solicit or encourage any client or customer of the Employer or a Company Affiliate, or any person or entity who was a client or customer of the Employer or a Company Affiliate within six (6) months prior to the Executive’s action, to: (A) terminate, reduce or alter in a manner adverse to the Employer or the Company Affiliate any existing business arrangements with it or them, or (B) transfer existing business from the Employer or the Company Affiliate to any other person or entity;
               (ii) own an interest in any entity that competes with the Employer by engaging in any business engaged in by the Employer; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity.
For purposes of this Section 8(d), a “client or customer” shall include any actual borrower of the Employer (as set forth in the Employer’s asset management or substantially similar successor or related technology system such as CAM) and any other entity in the “term sheet issued,” “term sheet executed” or “credit committee approved” categories listed in the Employer’s deal tracking or substantially similar successor or related system such as DealTracker. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Solicit Period, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement.
          (e) Ownership on Intellectual Property or Intangibles. All Company Confidential Information, all work performed, and all other ideas, discoveries, inventions, designs, processes, methods and improvements, conceived, developed, or otherwise made by Executive, during his employment with the Employer, alone or with others, and in any way relating to the Employer’s and/or any of its affiliates’ present or planned businesses or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of Executive’s employment with the Employer (“Developments”) shall be the sole property of the Employer, provided, however, that such Developments do not include any invention or development that qualifies fully under the provisions of California Labor Code Section 2870 (the text of which is attached hereto as Exhibit A). Executive further agrees to disclose all Developments promptly, fully and in writing to the Employer promptly after development of the same, and at any time upon request. Executive agrees to, and hereby does assign to the Employer all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that each of the Developments shall constitute a “work made for hire,” as defined in 17 U.S .C. § 101, and hereby irrevocably assigns to the Employer all copyrights, patents and any other proprietary rights Executive may have in any Developments without any obligation on the part of the Employer to pay royalties or any other consideration to Executive in respect of such Developments. Executive hereby grants to the Employer an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on behalf of Executive as the Employer may deem appropriate in order to perfect or enforce the rights defined in this Section 8(e). Executive agrees to assist the Employer (without charge, but at no cost to Executive) to obtain and maintain for itself such rights, and agrees that such obligation to assist the Employer shall continue after the termination of this Agreement. The provisions of this Section 8(e) are in addition to any other written agreements on this subject that Executive may have with the Employer and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
          (f) Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.
          (g) Non-Disparagement. After the Executive’s employment with the Employer, the Executive will not make to any person or entity, including without limitation the media, any false, disparaging, or derogatory statements or comments about the Employer, any Company Affiliate, its or their business affairs, or any of its or their current or former employees.

          (h) Acknowledgment. The Executive acknowledges that the covenants in Section 8 have a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive and the Executive’s family for the full duration of these covenants, and that, as a result of the foregoing, if the Executive breaches any such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of such covenant would be proper.
          (i) Enforcement. The Executive acknowledges that in the event of any breach or threatened breach by the Executive of any of the covenants in Section 8, the business interests of the Employer will be irreparably injured, the full extent of the damages to the Employer will be impossible to ascertain, monetary damages may not be an adequate remedy for the Employer, and the Employer will be entitled to enforce such covenants by temporary, preliminary, or permanent injunctive relief or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.
          (j) Modification; Severability. If any of the restrictions contained in Section 8 are determined by any court of competent jurisdiction or other adjudicator to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, then the Executive and the Employer agree that the court or adjudicator shall interpret and modify such restriction(s) to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. The Executive and the Employer further agree that such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, then the Executive and the Employer agree that, because each of the Executive’s obligations in Section 8 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.
          (k) Conflicting Obligations and Rights. The Executive agrees to inform the Employer of any apparent conflicts between the Executive’s work for the Employer and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
     9. Termination of Employment.
          (a) Permitted Terminations. The Executive’s employment hereunder may be terminated for any reason, including the following.
               (i) Death. The Executive’s employment shall terminate upon death without any further notice or action required by the Employer or the Executive’s legal representatives.
               (ii) By the Employer. The Employer may terminate the Executive’s employment in the following circumstances:

                    (A) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for at least ninety (90) consecutive days or more than one hundred and twenty (120) days in any 12-month period (a “Disability”); provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan; or
                    (B) Cause. For Cause or without Cause.
               (iii) By the Executive. The Executive may terminate the Executive’s employment for any reason (including Good Reason) or for no reason. If the Executive terminates employment without Good Reason, then the Executive shall provide written notice to the Employer at least sixty (60) days prior to the Date of Termination.
          (b) Termination. Any termination of the Executive’s employment by the Employer or the Executive pursuant to Sections 9(a)(ii) or (iii) shall be communicated by a Notice of Termination to the other party. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon. The Executive agrees, in the event of any dispute under Section 9(a)(ii)(A) as to whether a Disability exists and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual agreement between the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon the parties as to whether a Disability exists and the date when such Disability arose. Section 9 shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.
     10. Compensation Upon Termination.
          (a) Death. If the Executive’s employment ends as a result of death, the Employer shall pay to the Executive’s legal representative or estate, as applicable: (1) the Accrued Benefits, if any; and (2) a lump sum amount equal to twelve (12) months of the Executive’s Base Salary as of the Date of Termination, less any amounts or payments to the Executive’s beneficiaries or estate paid or to be paid on account of any life insurance plan or policy provided by the Employer, by March 15 of the year after the year in which Executive’s death occurs.
          (b) Termination by the Employer for Cause or Disability or by the Executive without Good Reason; Expiration of Term. If the Employer terminates the Executive’s employment for Cause or Disability, if the Executive terminates the Executive’s employment without Good Reason, or the term of employment set forth in Section 2 expires because of Non-Renewal, the Employer shall pay to the Executive the Accrued Benefits, if any.

          (c) Termination by the Employer without Cause or by the Executive for Good Reason. If the Employer terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates the Executive’s employment for Good Reason, then the Employer shall: (1) pay the Executive the Accrued Benefits, if any; (2) pay the Executive an amount equal to (A) two times the Executive’s Base Salary as of the Date of Termination, and (B) two times the average of the annual cash bonuses paid by the Employer to the Executive during the prior two calendar years, or if the Executive has been employed by the Employer for less than two years, two times the Executive’s Base Salary (in lieu of average bonuses); and (3) pay for the Executive and the Executive’s covered dependents to continue to participate, on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination, in such medical and dental insurance plans through COBRA (to the extent to the extent the Executive and the Executive’s eligible dependents were participating in such plans immediately prior to the Date of Termination) until the earlier of (x) the Executive obtaining new employment, and (y) 12 months from the Date of Termination.
          (d) Termination of the Executive in Connection with a Change in Control of the Employer. If the Executive’s employment terminates as a result of a Change in Control of the Employer, or if the Employer terminates the Executive’s employment other than for Cause or Disability within 12 months of a Change in Control of the Employer, or if the Executive terminates the Executive’s employment for Good Reason within 12 months of a Change in Control of the Employer, then the Employer shall (in lieu of making payments pursuant to Section 10(c) above): (1) pay the Executive the Accrued Benefits, if any; (2) pay the Executive an amount equal to (A) three (3) times the Executive’s Base Salary as of the Date of Termination, and (B) three (3) times the average of the annual cash bonuses paid by the Employer to the Executive during the prior two calendar years, or if the Executive has been employed by the Employer for less than two years, three (3) times the Executive’s Base Salary (in lieu of average bonuses); and (3) pay for the Executive and the Executive’s covered dependents to continue to participate, on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination, in such medical and dental insurance plans through COBRA (to the extent to the extent the Executive and the Executive’s eligible dependents were participating in such plans immediately prior to the Date of Termination) until the earlier of (x) the Executive obtaining new employment, and (y) twelve (12) months from the Date of Termination.
          (e) Deductions/Withholding. Any payments to the Executive pursuant to Section 10 shall be less applicable deductions and withholding as determined by the Employer.
          (f) Timing of Payment of Accrued Benefits. The Employer shall pay to the Executive (or to the Executive’s legal representative or estate if termination is because of death) the Executive’s Accrued Benefits at the time such payments would otherwise be due under the Employer’s normal payroll practices, applicable Employer policies or plans, or as provided by applicable law.
          (g) Liquidated Damages. The Employer and the Executive acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits set forth in Sections 9(c)(2) and (3) and 10(c)(2) and (3) (collectively, the “Severance Payment”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims arising from this Agreement that the Executive may make by reason of any such termination of employment.
          (h) Requirement of General Release. The Executive agrees that, as a condition to receiving the Severance Payment, the Executive will execute a general release of claims substantially in the form attached hereto as Exhibit B. Within five (5) business days of the Date of Termination, the Employer shall deliver to the Executive the release, and such release shall be signed within twenty-one (21) days of the receipt of the release by Executive. The Severance Payment shall be made within ten (10) business days following the later of the Employer’s receipt of the executed general release of claims or the expiration of the revocation period (to the extent that there is a revocation period) without the general release of claims being revoked by the Executive.
          (i) Section 409A.
               (i) With respect to payments under this Agreement for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments;
               (ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
               (iii) If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.
               (iv) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

               (v) To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 1 0(i)(v). The Executive and the Employer agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code to the extent possible; provided, however, that the Employer agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Employer with respect to any payments.
          (j) Offset. Any payments to the Executive pursuant to Section 6 or 10 (not including the Accrued Benefits) shall, at the Employer’s discretion, be offset and less any amounts owed by the Executive to the Employer as of the Date of Termination, including without limitation, any denied expense reimbursements, any personal expenses, any unpaid loan balances, the value of any negative leave balances, any repayment obligations for the signing bonus, and any other amounts owing to the Employer. The Executive hereby consents to and authorizes such offsets.
          (k) Regulatory Limitations. Each obligation to make a payment under this Agreement that is subject to the limits of 12 C.F.R. 359 shall be subject to the prior approval of the FDIC, together with each payment under any such obligation.
          (1) No Further Obligations. Except as set forth in this Agreement, the Employer shall have no further obligation to the Executive under this Agreement upon the termination of the Executive’s employment.
     11. Indemnification. During the Employment Period and thereafter, the Employer shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to other similarly situated executives.
     12. Attorney’s Fees. In the event of any dispute relating to or arising from this Agreement, the prevailing party in such dispute shall be entitled to recover from the non- prevailing party any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred in connection with litigating such dispute.
     13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
     14. Survival. It is the express intention and agreement of the parties hereto that certain provisions in this Agreement shall survive according to their terms the termination of the Executive’s employment.

     15. Assignment. The rights and obligations of the parties to this agreement shall not be assignable or delegable, except that (1) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (2) the rights and obligations of the Employer hereunder shall be assignable and delegable to any Company Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
     16. Binding Effect. Subject to any provisions in this Agreement restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives. successors and assigns.
     17. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Los Angeles County, California for the purposes of adjudicating any and all claims, demands, causes of action, disputes, controversies, and other matters arising out of or relating to this Agreement, any of its provisions, or the relationship between the parties created by this Agreement.
     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter herein, there being no representations, warranties or commitments except as set forth herein.
     21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

     22. Notice. All notices, demands, requests or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, mailed by first class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(a) If to the Employer:
CapitalSource Bank
Attn: Steven A. Museles, Chief Legal Officer
c/o CapitalSource
4445 Willard Avenue
12th Floor
Chevy Chase, MD 20815
Tel: (301) 841-2732
Fax: (301)841-2380
(b) If to the Executive:
D. Tad Lowrey
569 Woodland Road
Pasadena, CA 91106
Tel: (626) 844-0243
Fax:
Each party may designate by notice in writing a new address to which any notice, demand. request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, delivery receipt, confirmation of facsimile transmission, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     23. Definitions.
          “Accrued Benefits” mean (i) any Base Salary through the Date of Termination not yet paid; (ii) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (iii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 7.
          “Cause” means any one of the following events: (i) the Executive’s knowing violation of law in the course of performance of the duties of Executive’s employment with the

Company or any Company Affiliate, and/or the Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving dishonesty, disloyalty, or fraud with respect to the Employer; (ii) the Executive’s material breach of any obligation in this Agreement; (iii) the Executive’s engaging in conduct constituting a material breach of any fiduciary duty to the Employer, willful and material misconduct, or gross negligence; (iv) any act of dishonesty, fraud, misrepresentation, or embezzlement by the Executive that harms or injures the Employer or a Company Affiliate; (v) the Executive’s failure to retain regulatory approval from the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer (a “Regulator”) as CEO or for any other position he maintains with Employer; (vi) Employer’s termination of Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of any Regulator or a finding by any such Regulator that Executive’s performance threatens the safety or soundness of the Employer or any of its subsidiaries; (vii) the Executive’s failure to furnish all information or take any other steps necessary to enable Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by Employer in its sole discretion) of Executive during the term of his employment; or (viii) the Executive’s continued failure to competently perform the Executive’s duties after receiving written notice from the Employer identifying the manner in which the Executive has failed to perform competently and being given thirty (30) days to cure such failure.
          “Change in Control” means the occurrence of one or more of the following events: (i) any person (other than a Company Affiliate) is or becomes the record owner of more than 50% of the Voting Stock of the Employer; (ii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iii) the Employer transfers all or substantially all of its assets or business (unless the shareholder of the Employer immediately prior to such transaction beneficially owns, directly or indirectly, more than 50% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (iv) any merger, reorganization or consolidation of the Employer unless, immediately after consummation of such transaction, the shareholder of the Employer immediately prior to the transaction beneficially owns, directly or indirectly, more than 50% of the Voting Stock of the Employer. For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
          “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.
          “Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer, CapitalSource Inc. or any Company Affiliate or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Employer or Company Affiliate and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 8(d), in each case, received by the Executive in the course of the Executive’s employment by the Employer or in connection with the Executive’s duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to the Executive’s employment by the Employer, shall not be considered Company Confidential Information.
          “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by the Employer or the Executive, the date specified in the Notice of Termination; or (iii) if the Executive’s employment ends because of Non-Renewal, the date on which the Initial Term or the Extended Term, as the case may be, expires. Notwithstanding the foregoing the Executive’s Date of Termination shall mean the date of the Executive’s separation from service as defined in Section 409A.
          “Good Reason” means any one of the following events: (i) the Employer’s failure to pay compensation to the Executive due and payable pursuant to Section 6; (ii) a change in Executive’s title below the level of Chief Executive Officer or a material diminution by the Employer in the Executive’s authority, responsibilities or duties (not including, by itself, removal of authority or responsibility for any aspect of Executive’s position); (iii) the Employer’s willful and material breach of any obligation in this Agreement; or (iv) a relocation of the Executive’s primary place of employment to a location that increases the Executive’s then current commute (the distance between the Executive’s primary residence and primary place of employment prior to the relocation) by more than 25 miles. The Executive understands and agrees that none of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless and until the Executive provides written notice to the Employer identifying the asserted grounds for Good Reason, such notice is provided to the Employer within 45 days of such event, and the Employer fails to cure such asserted grounds for Good Reason within 60 days of its receipt of such notice from the Executive. A Good Reason termination shall not exist unless the Executive resigns within 150 days from the date of the initial existence of one of the foregoing conditions.
          “Non-Solicit Period” means the period commencing on the Effective Date and ending 12 months after the Executive’s Date of Termination.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

Douglas Hayes Lowrey
/s/ Douglas Hayes Lowrey
Date: 9/8/08

CapitalSource Bank
By:	/s/ Steven A. Museles
	Name:	Steven A Museles
	Title:	Executive Vice President
Date 9/8/08